MINING LEASE AGREEMENT

Parties:

Lessor: Strategic Minerals, Inc., a Nevada corporation, PO Box 1049, Jacksonville, Oregon 97530

Lessee: Dutch Mining Canada Ltd.., a British Columbia, Canada corporation, 999 West Hastings Street, Box 13, Suite 1750, V6C 2W2

Dated Effective: May 31 2006

Recitals:

A.
The Lessor owns the Mineral Rights on certain Properties located in Townships 6 North and 7 North, Range 16 West, Principal Meridian, Granite County, State of Montana, in and near Basin Gulch, all of which are collectively referred to in this Mining Lease Agreement (Agreement) as the Property, and are described on the attached Schedule “A”.

B.	The Lessee desires to acquire from the Lessor, and Lessor desires to lease to Lessee, the Property, all as described on the terms, provisions, and conditions of this Agreement.

LEASE

1. LEASE

1.1
LEASE. In consideration of the foregoing recitals, which are made a part hereof, the payment of the initial signing payment, issuance of 20M shares of Dutch Mining Canada Ltd. Stock, advanced production royalties, and production royalties agreed to be paid, and the performance of the covenants and agreements herein contained on the part of the Lessee to be kept and performed, Lessor does hereby takes and leases from Lessor, the Property.

1.2
TERM. The term of this Agreement and Lessee’s right to possession and Lessee’s obligation under this Agreement shall be for a period of Ten (10) years commencing at 12:00:00 am on May 31, 2006, and terminating at 11:59.59pm on May 31, 2016, unless sooner terminated under the terms of this Agreement. Notwithstanding following commencement of production as provided in paragraph 9, this Agreement shall continue in full force and effect so long as the payment described therein are made; furthermore, prior to commencement of production, this Agreement may be extended on the same terms for unlimited successive periods of Ten (10) years on the same terms following timely notice given to Lessor by Lessee.

2. EXPLORATION AND EVALUATION.

In consideration of the sum of TEN THOUSAND US DOLLARS ($10,000) as initial payment, the receipt and sufficiency of which are hereby acknowledged, and commencing on the Effective Date, Lessor hereby grants to Lessee an unrestricted and absolute right of ingress and egress in and to the Property, and to have possession of the Property, for the purpose of exploring, evaluating, developing, and mining the Property, including all necessary associated activities commensurate with such exploring, evaluating, developing, and mining. Such activities shall be conducted with the necessary approvals from the appropriate government agencies and in compliance with all laws and mining regulations. Lessee shall timely provide Lessor with data generated by this work.

Lessee shall appraise Lessor as to exploration procedures during the first year of this agreement. Lessee will report to Lessor regarding the results of Lessee’s exploration activities on a quarterly basis. Final decisions regarding all exploration procedures shall be at the sole discretion of Lessee.

Within sixty (60) days upon termination of this Agreement, Lessee shall deliver to Lessor a report of all exploration conducted by Lessee on the Premises. This report shall show the location of all such exploration work, assays and analyses, and mineral and metallurgical studies regarding the Premises. Lessee shall not be required to disclose information concerning, or which might tend to reveal processes, techniques or equipment developed by or for Lessee, or with which it may be experimenting, or with which it is under obligation to any other person or company not to reveal.

3.  ADVANCE PRODUCTION ROYALTIES.

In the event that Lessee decides to continue to evaluate and develop the minerals on the Property, Lessee shall pay Lessor the sum of FIFTEEN THOUSAND US DOLLARS ($15,000) not later than 11:59:59 pm on June 10, 2006 and the sum of TWENTY FIVE THOUSAND US DOLLARS on September 10th to conclude the first payment amount of FIFTY THOUSAND US DOLLARS. Thereafter, commencing on November 30, 2006, Lessee shall pay Lessor as advance production royalties the sum of FIFTY THOUSAND US DOLLARS ($50,000) twice annually during the Agreement term until production shall have commenced as provided in paragraph 9 below. The advance royalty payments shall be due March 10 and September 10 of each year after 2006. All advance production royalties shall be due and payable without any deduction or offset whatsoever and prior to notice or demand, to Lessor at the address listed above, or at such other place as Lessor may from time to time designate in writing.

4.  RIGHT TO MINE.

During the Term of this Mining Lease Agreement and commencing the date of first payment of advance production royalty specified in paragraph 3, Lessor hereby grants to Lessee an unrestricted and absolute right of ingress and egress in and to the Property, and to have possession of the Property, for the purpose of mining and processing the ore therein. Lessee shall have the right to such ore and to remove same from the Property so long as Lessee is not in default. Lessee further shall have the right to construct buildings, make excavations, stockpiles, dumps, drains, roads, powerlines, pipelines, and other improvements as may be necessary, subject, however, to all existing easements and rights to way of third parties and the rights of Lessor, if applicable, which rights shall not interfere with Lessee’s right to mine. Any activity conducted by Lessee pursuant hereto on the land on the Property is wholly at Lessee’s own risk.

All of Lessee’s operations including exploration and mining hereunder shall be conducted in a careful and workmanlike manner, in accordance with accepted practices of the mineral industry in Montana, without committing any unusual permanent waste or injury to any mine on the Premises, or interference with the subsequent operation thereof, if not reasonably necessary in Lessee’s operations.

Lessee shall deliver, each year during the term of hereof after production commences to Lessor, copies of such maps, cross sections and other engineering data concerning the quality and location of ore and material removed from the Premises as Lessee customarily prepares or obtains for its own records, which information shall not require preparation of special records or reports by Lessee. This information shall be furnished on or before the first day of March in each year during the term hereof, and the data contained therein shall be stated as it existed at the close of the preceding calendar year.

Lessee shall not be required to disclose its own estimates and calculations of the grade and tonnage of ore reserves. If Lessor or its agents or representatives disclose to a third party, without written authorization from Lessee, information furnished by Lessee in its reports to Lessor, or obtained by Lessor through inspection or audit, Lessee thereafter may withhold any information it deems confidential.

5.  RIGHT TO ENTER.

Lessor shall have the right to enter on the Property at any reasonable time for the purpose of inspection of, among other things, possible soil and water contamination and gold production records, the foregoing not being an exclusive list during the term of this Mining Lease Agreement.

6.  HOLD HARMLESS PROVISION.

Lessee shall protect, defend, and hold Lessor harmless from any loss, liability, or damage to persons or Property arising out of or related to Lessee’s activities on the Property. If Lessee defaults on this Mining Lease Agreement and this Agreement is terminated, Lessee shall be fully responsible for any lien, encumbrance, or change on it attributable to Lessee’s activities.

7.  PERMITS.

Lessee shall, at Lessee’s sole expense, obtain all permits, prepare all plans, and keep all records required by any municipal, county, state, federal, or other public authority in order for Lessee to use the Property.

8.  PRODUCTION ROYALTIES.

Upon commencement of production of ore from the Property, the advance production royalties described in paragraph 2 or terminated, effective the due date following the date of commencement of production, whereupon Lessor shall be paid the greater of the annual sum of ONE HUNDRED THOUSAND DOLLARS US, in payments of $50,000 each six months, or a production royalty of Three percent (3%) of the gross sales receipts of the gold and silver sold, paid semi-annually on the same schedule as is described in paragraph 3. If after commencement of production such production royalties shall be suspended for a period of six (6) months or longer, the semi-annual payments shall resume and shall be payable semi-annually on the same schedule as in described in paragraph 2.

9.  CAP ON PAYMENTS.

The absolute total amount of payments, whether semi-annual rent payments or production royalties, or otherwise, to be paid to Lessee shall not exceed the sum of EIGHT MILLION US DOLLARS ($8,000,000). Upon this sum payment of $8,000,000 by Lessee or Lessor, Lessee shall have purchased the mineral rights to the Property, however, Lessee shall retain surface rights to the Property. This Lease shall continue in full force and effect notwithstanding payment of the absolute total amount until Lessee shall have ceased production or otherwise terminated this lease.

10.  LIABILITY INSURANCE.

Lessee shall maintain public liability and property damage insurance in a responsible company with limits of not less than $1,000,000 per occurrence. Such insurance shall cover all risks arising directly or indirectly out of Lessee’s activities on the Property whether not related to the occurrence caused or contributed to by Lessee’s negligence. Such policy shall be placed in force throughout the term of this Agreement. Lessor shall be named as an additional insured on said policy and be provided with evidence that such insurance is being maintained on a yearly basis.

Prior to commencement of operations hereunder, Lessee shall obtain all workman’s compensation insurance, and policies of insurance against fire and other risks for which insurance is customarily obtained in similar operations which may include Lessee’s self-insured programs or plans. All such insurance shall be maintained by Lessee at its own expense throughout the duration of this Agreement, and whenever Lessor reasonably so requests, Lessee shall furnish to Lessor evidence that such insurance is being maintained.

Lessee covenants and agrees to indemnify and save harmless Lessor from any and all liability, claims, and causes of action for injury to, or death of, persons, and damage to, or loss or destruction of, property, resulting from its use or occupancy of the Premises or its operations hereunder, excepting, however, any liability, claims or causes of action resulting from, or attributable, wholly or in part, to the exercise of rights reserved hereunder to Lessor, its agents, or those claiming under them, or about the Premises, it being the intent of this Agreement that Lessee shall have no additional risk or liability by reason of the exercise of such reserved rights.

11.  LESSEE’S FURTHER RESPONSIBILITES WITH REGARD TO THE PROPERTY.

11.1
WORKMANLIKE MANNER. During the term of this Agreement all work done on the Property by Lessee shall be done in a workmanlike manner, following good mining practices, and at Lessee’s sole cost and expense.

11.2	COMPLY WITH LAWS. During the term of this Agreement, Lessee shall comply with all laws, ordinances, regulations, directions, rules, and requirements of all governmental authorities.

11.3
PROPERTY TO BE MAINTAINED LIEN-FREE. The Lessee shall so deal with his suppliers, workmen and creditors at to permit no mechanics’ or other type lien to be filed against the property here involved. In the event such a lien is filed, the Lessee shall immediately cause it to be removed by payment or shall, if he desires to contest the claim of lien, take immediate action to save Lessor and said properties absolutely harmless as to said claim of lien in the event it is adjudicated to be valid or is not removed from said property within a reasonable time.

11.4
TIMBER ON PREMISES. The Lessee shall only be permitted to cut and use such timber growing on the land described in this agreement as is required for exploration, mining and road purposes. The Lessee shall not cut timber for use on any other claim not here involved or for sale or permit such use or sale. All marketable cut timbers shall belong to Lessor.

11.5
WORKMAN’S COMPENSATION. The Lessee shall at all times during the term of this lease maintain effective coverage for all its operations and all employees in said operations under this Lease, including exploration, under one of the authorized plans of the Workman’s Compensation Act.

11.6
Lessee shall be responsible for all taxes assessed against the property, and Lessee starting with the year 2006. Lessee shall pay promptly before delinquency all taxes as assessments, general, special, ordinary and extraordinary, that may be levied upon or assessed upon the Premises and upon all ore and mineral product therefrom while Lessee is engaged in exploration and mining activities under this Agreement. Lessee shall promptly reimburse Lessor for such payments upon receipt of a duplicate receipt evidencing payment, provided, however, that Lessor may, at its election , forward tax statements to Lessee for payment and Lessee shall pay such taxes upon the failure of Lessor to do so while this Agreement is in effect. After any improvement, and upon notice of the same by Lessee to Lessor, Lessee shall pay all of the above taxes and assessments promptly upon the Premises and before delinquency.

Lessee shall pay or reimburse Lessor for all taxes or assessments levied or assessed against the Premises for the portion of the year in which the Agreement is terminated or expired according to the portion of the year that has expired prior to termination.

Lessee shall have the right to contest in the courts or otherwise, in its own name or in the name of the Lessor, the validity or amount of any such taxes or assessments, if it deems the same necessary to secure a cancellation, reduction, readjustment, or equalization thereof, before it shall be required to pay the same. Lessee shall not permit or suffer the Premises or any part thereof to be conveyed, or title lost to Lessor, as the result of nonpayment of such taxes or assessments. Lessee shall furnish duplicated receipts for all such taxes and assessments when paid.

Lessee shall not be liable for any taxes levied on or measured by income, or taxes applicable to Lessor, based upon royalties or payments under this agreement.

11.7
Nothing in the foregoing shall be construed to obligate Lessee to pay such portion of any tax as is based upon the value of improvements, structures or personal property made, placed or used on any part or parts of the Premises, by or for Lessor or by any owner or lessee of surface rights other than Lessee. If Lessee received tax bills or claims which are the responsibility of Lessee hereunder, the same shall be promptly forwarded to Lessee for appropriate action.

11.8
Lessor shall at all times have, possess, and hold a lien upon all ore and Product mined from the Premises and shipped therefrom but not sold to a bonafide purchaser, and upon all improvements place upon the Premises by Lessee, as security for any unpaid balance of money due hereunder and as security for the performance by the Lessee of each and all of Lessee’s covenants hereunder. This lien may be enforced against any such property in like manner as liens conferred by chattel mortgages, or as any other lien security may be enforced under true laws of Montana. Nothing herein contained, however, is intended or shall be usual course of business, not to prevent the removal of tools, machinery, equipment or other property at any time when Lessee is not in default. This lien shall not apply to ore or Product sold to third parties.

12.  QUIET ENJOYMENT AND LESSOR’S ACCESS.

12.1
LESSOR’S WARRANTY. Lessor warrants that it is the owner of the Mineral Rights and leases on certain Properties which are referred to on Schedule “A” of this Agreement and has the right to lease the Property free of all encumbrances except easements of record.

12.2
LESSOR’S RIGHT TO INSPECT. Lessor and Lessor’s agents shall have the right to enter upon any part of the Property at all reasonable hours for the purpose of inspecting the same and the operations conducted thereon or for doing or performing any act required or permitted by Lessor under this Agreement.

12.3
LESSOR’S RECREATIONAL ACCESS. Lessee shall not restrict Lessor’s access to, or use of Lessor’s cabin on the property and will not restrict Lessor’s right to conduct recreational activities, including recreational gold mining and timber operations including fire worod harvest, so long as Lessor’s recreational activities do not interfere with Lessee’s mining and exploration related activities or violate mining laws or regulations. Lessor has historically conducted limited placer mining periodically utilizing a small trammel and backhoe. It is the intent of the parties that Lessor will continue to have a right to conduct such recreational mining provided it is conducted without violation of any governmental regulations. Lessor will conduct all such recreational activities at Lessor’s sole right.

12.4	NO RIGHT TO HUNT. Neither Lessee nor any of Lessee’s employees, contractors or associates will have the right to hunt on the Property without first obtaining written permission from Lessor.

12.5
WEED SPRAYING. Lessee will spray or contract to spray noxious weeds in all areas distributed by Lessee’s activities twice annually. Such weed spraying will continue for a period of two years after cessation of activities.

13.  POSSESSION.

Lessee is entitled to possession of the Property for the purpose of exploration and mining on the effective date of this Agreement and shall be entitled to remain in possession until the end of the term of this Agreement or until Lessee is in default under this Agreement. Lessor shall remain the owner of the surface rights to the Property. Exercise of such surface rights by Lessor shall not interfere with the rights of the Lessee too explore, develop and mine the minerals and metals from the Property.

14.  WASTE ROCK, SPOIL, AND TAILINGS.

The ore, mine waters, or other products or compounds of minerals mined or extracted from the Property shall be the property of Lessee subject to the production royalty as provided herein. Lessee shall not be liable for mineral values lost in mining or pressing pursuant to sound mining and metallurgical engineering practices. Any stockpile, residue, tailing or waste remaining on the property after termination of this Agreement shall at the time become the sole and exclusive property of Lessor, subject to Lessee’s duty to perform reclamation as required by law.

15.  SURRENDER.

Upon expiration or other termination of this Agreement, Lessee shall surrender the Property.

16.  DEFAULT

Time is of the essence of this Agreement. Each of the following shall be a default by Lessee and a breach of this Agreement:

Failure to pay advance production royalties or any other money required to be paid by Lessee hereunder or any part thereof within 30 days after notice of the default has been given to Lessee.

Failure to comply with any term or fulfill any obligation of the Agreement, other than payment of advance production royalties within 90 days after written notice by Lessor. If the default is of such a nature that it cannot be completely remedied within the 90 day period, this provision shall be complied with if Lessee begins correction of the default within the 90 day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

17. TERMINATION.

If the Property is abandoned by Lessee in connection with a default, termination shall be automatic and without notice.

18. WRITTEN NOTICE.

18.1
Any notices permitted or required pursuant to this Agreement shall be in writing and shall be deemed “given” upon the date of personal delivery thereof or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, certified mail return receipt requested, of such notice addressed to the party to whom such notice is to be given at the address set forth for such party in this Agreement or at any other address that such party may, from time to time, designate by notice given in compliance with this Section 18. Any such notice shall be deemed “delivered” upon the date of personal delivery of the same to the party to whom the notice is given or forty-eight (48) hours after such party refuses to accept and sign for a postage prepaid, certified mail, return receipt letter delivered to the party’s notice address set forth herein or any other address as such party may, from time to time, designate by notice given in compliance with this Section 18.

18.2	Until changed, the addresses above shall be the notice address for any notices to the parties permitted or required pursuant to this Agreement.

19.  OPERATOR

The operator of the mine shall be Lessee or its designee.

20.  WAIVER

Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision, nor shall any waiver of any breach of any provision constitute a waiver of any succeeding breach of that provision or a waiver of that provision or any other provision.

21.  SUCCESSOR INTEREST.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors, and assigns (where permitted).

22.  BOUNDARY INTERESTS.

For all purposes of this Agreement, the term “Boundary Interest” shall mean any and all Unpatented mining claims located by Lessee under the general mining laws, any part or parts of which are within an area within on mile of the Premises.

If any Boundary Interests are located by Lessee prior to the expiration or termination of the Agreement, said Boundary Interests shall be made part of the Premises, as though specifically described in the description of the Premises in this Agreement with the right, at Lessee’s option, to explore and develop the same. Within 30 days after expiration or termination of this Agreement, Lessee will convey to Lessor by Quit Claim Deed all of Lessee’s rights, title and interest in any Boundary Interest under this Agreement.

Lessee shall have no obligation to Lessor or others concerning any Boundary Interest, except payment of Production Royalty.

23.  PRIOR AGREEMENTS

This Agreement is the entire, final and complete agreement of the parties pertaining to the transactions contemplated therein, and they supersede and replace all prior or existing written or oral agreements or understandings between the parties or their representatives relating thereto. Except as otherwise provided herein, no subsequent amendment, change, or alteration to this Agreement shall be binding upon the parties unless reduced to writing and signed by both parties.

24.  APPLICABLE LAW

This Agreement has been entered into in Montana. The parties agree that the laws of Montana shall be used in construing and enforcing this Agreement.

25.  COSTS AND ATTORNEY FEES

In the event either party shall take any action, judicial or otherwise, to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party all expenses which it may reasonably incur in taking such action, including by not limited to costs incurred in searching records, the cost of reports, expert fees, and attorney fees, whether incurred in a civil action or appeal from a judgment therein and including attorney fees for post judgment enforcement.

26.  NUMBER, GENDER, AND CAPTIONS.

As used herein, the singular shall include the plural, and the plural the singular. The masculine and neuter each shall include the masculine, feminine, and neuter, as the context requires. All captions are intended solely for convenience of reference only.

27.  PARTIAL INVALDITY

If any term, provision, covenant, or condition of this Agreement should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall continue in full force and effect and in no way shall be affected, impaired, or invalidated thereby.

28.  VENUE

Venue for any action to enforce, construe, or interpret this Agreement shall be the appropriate Court for the State of Montana for Granite County.

Dated this 31st day of May, 2006

Lessor: Strategic Minerals Inc.	Lessee: Dutch Mining Canada Ltd.

/s/ Michael D. Westhaver	/s/ Rauno Perttu
Michael D. Westhaver, Principal	Rauno Perttu, CEO

Witness: __________________________

__________________________________
(Print Name)

SCHEDULE "A"

Attached to and forming part of the Basin Gulch Lease Agreement among Strategic Minerals Inc. and Dutch Mining Canada Ltd.., dated the 31st day of March, 2006.

List of Located Claims

The claims are all located in south-central Granite County, in portions of Section 34, Township 7 North, Range 16 West, and Sections 3, 4, and 9, Township 6 North, Range 16 West (Appendix I, Figure 2).

The patented mining claims making up the Basin Gulch Group include the following:

❑ Landes	(Mineral Survey 5565)
❑ Shylock	(Mineral Survey 6354)
❑ Shively	(Mineral Survey 5755)
❑ Quartz Hill	(Mineral Survey 5564)
❑ Spencerian	(Mineral Survey 8140)
❑ Gold Hill 5	(Mineral Survey 5755)
❑ Basin	(Mineral Survey 9026)
❑ Blue Bell Lode	(Mineral Survey 9530)
❑ White Pine	(Mineral Survey 8137)
❑ Yellow Pine	(Mineral Survey 8139)
❑ Jack White	(Mineral Survey 8138)

Recorded: ________________________